Exhibit 23.6

CONSENT OF NOMINEE FOR DIRECTOR
OF OMEGA NAVIGATION ENTERPRISES, INC.

I hereby consent to the reference to me under the caption “Management” in the registration statement on Form F-1, as amended, and related prospectus as shall be held with the U.S. Securities and Exchange Commission and any and all amendments thereto, of Omega Navigation Enterprises, Inc.

/s/ Dr. Chiang Hai Ding
Name:	Dr. Chiang Hai Ding
Date:	February 2, 2006